EXHIBIT 99.1

Fifth Street Finance Corp. Releases An Update to Its SBIC Application

WHITE PLAINS, N.Y., May 18, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) releases an update to its SBIC application.

We are not issuing a full newsletter this month since we announced our second fiscal quarter earnings on May 7th, but we did want to provide an update to our SBIC application process. We met with the investment committee of the Investment Division of the SBA last week as a required first step in the SBIC application process. Subsequent to that meeting, the investment committee invited us to continue moving forward through the licensing process and begin the formal licensing application process. Our application is subject to the approval of the SBA; however, we remain cautiously optimistic that we will complete the licensing process. That being said, we have received no assurance or indication from the SBA that we will receive a license, or of the timeframe in which we would receive a license, should one ultimately be issued to us.

We look forward to providing further updates to you in our June newsletter.

Sincerely,

The Fifth Street Team

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Investor Relations
          Stacey Thorne, VP
          (914) 286-6811
          Stacey@fifthstreetcap.com